Exhibit 10.7
CONNECTICUT WATER SERVICE, INC.
THE CONNECTICUT WATER COMPANY
DIRECTORS’ DEFERRED COMPENSATION PLAN
Amended and Restated Effective as of January 1, 2008
1.	PURPOSE OF THE PLAN

The purpose of the Directors’ Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to provide a procedure whereby a member of the Board of Directors of The Connecticut Water Company and of Connecticut Water Service, Inc. (hereinafter collectively referred to as the “Company”) who is not an employee of the Company (hereinafter referred to as a “Director”) may defer the payment of all or a specified part of the compensation payable to the Director for services as a Director of The Connecticut Water Company and of Connecticut Water Service, Inc., including compensation payable to a Director for services as a member of a Committee of said Boards.

This document amends and restates the Plan, effective as of January 1, 2008. The primary purpose for this amendment and restatement is to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) which was added by the American Jobs Creation Act of 2004.

2.	APPLICABILITY

This amended and restated Plan shall have no applicability with respect to former Directors whose entire benefits were earned and vested as of December 31, 2004. The provisions of the Plan as in effect prior to this amendment and restatement shall continue to apply with respect to such former Directors, if any, without modification. It is intended that the benefits of these former Directors shall be “grandfathered” and shall not be subject to Section 409A of the Code.

3.	ELECTION TO DEFER

A Director may elect to defer receipt of payment of all or a specified portion of all cash compensation payable to the Director for services as a Director earned during the calendar year. Such election must be made by the December 31 preceding the year in which the compensation is earned. Such election will remain in effect for the calendar year and succeeding calendar years until the Director ceases to be a Director or until the election to defer is terminated pursuant to Section 7 below. Any such elections shall be made by written notice delivered to the Secretary of the Company.

4.	DIRECTORS’ ACCOUNTS

All deferred compensation shall be held in the general funds of the Company and shall be credited to each Director’s account. On the first day of each month, interest shall be credited to each such account calculated on the basis of the balance in such account on the first day of each month and at the monthly rate equal to one twelfth of the “return on rate base” of the most recent rate decision for The Connecticut Water Company.

5.	PAYMENT FROM DIRECTORS’ ACCOUNTS

The aggregate amount of deferred compensation, together with interest accrued thereon, credited to the account of any Director shall be paid in a lump sum. The lump sum shall be paid sixty (60) days following termination of the Director’s service as a Director, provided such termination constitutes a “separation from service” under Section 409A of the Code and regulations issued thereunder; otherwise 60 days following the date such separation from service occurs.

6.	PAYMENT IN EVENT OF DEATH

If a Director should die before all deferred amounts credited to the Director’s account have been distributed, the balance of any deferred compensation and interest then in the Director’s account shall be paid to the Director’s designated beneficiary in a lump sum sixty (60) days after the date of the Director’s death. If such Director did not designate a beneficiary or in the event that the beneficiary designated by such Director shall have predeceased the Director, the balance in the Director’s account shall be paid to the Director’s estate in a lump sum sixty (60) days after the date of the Director’s death.

7.	TERMINATION OF ELECTION

A Director may terminate an election to defer payment of compensation by written notice delivered to the Secretary of the Company. Such termination shall become effective as of the end of the calendar year in which notice of termination is given with respect to cash compensation payable for services as a Director earned during subsequent calendar years. Amounts credited to the account of a Director prior to the effective date of termination shall not be affected thereby and shall be paid only in accordance with paragraphs 5 and 6 above.

8.	NONASSIGNABILITY

All rights to payments under this Plan are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Director or the Director’s spouse or other beneficiary.

9.	INTERPRETATION AND AMENDMENT

The Plan shall be administered by the Boards of the Directors of the Company. The decision of the Boards of Directors with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Boards of Directors reserve the right to amend this Plan from time to time, provided, however that no amendment of this Plan shall operate to annul an election already in effect for the then current calendar year.

This Agreement has been prepared with reference to Section 409A of the Code and should be interpreted and administered in a manner consistent with Section 409A.

10.	PAYMENTS

Payments pursuant to this Plan shall be made by the Company out of its general corporate assets. Neither a Director nor any beneficiary or spouse of a Director may assert any right or claim against any specified assets of the Company. The Director and any such beneficiary or spouse shall have the status of general unsecured creditors of the Company and shall have only contractual rights against the Company for amounts credited to an account pursuant to this Plan.
Executed this          day of                    , 2007.

THE CONNECTICUT WATER COMPANY
By:

CONNECTICUT WATER SERVICE, INC.
By: